Exhibit 10.58
[Fishersville, Virginia]
[Floyd, Virginia]
[Independence, Virginia]
[Newport News, Virginia]
[Roanoke, Virginia]
[Staunton, Virginia]
[Williamsburg, Virginia]
[Windsor, Virginia]
[Woodstock, Virginia]

AMENDED AND RESTATED
MASTER LEASE
among
HCP VIRGINIA, INC.,
as Landlord
AND
GENERATION LEASING COMPANY II, LLC,
SP FISHERSVILLE, LLC,
SP GRAYSON, LLC,
SP KINGS DAUGHTERS, LLC,
SP NEWPORT NEWS, LLC,
SP WILLIAMSBURG, LLC,
SP WINDSOR, LLC
TANDEM HEALTH CARE OF FLOYD, LLC, AND
TANDEM HEALTH CARE OF WOODSTOCK, LLC
collectively, as Tenant
Dated as of April 30, 2004

i

ii

AMENDED AND RESTATED MASTER LEASE
     THIS AMENDED AND RESTATED MASTER LEASE (the “Lease”), is dated as of April 30, 2004 and effective with respect to each Facility (as hereinafter defined) as of the applicable Effective Date (as hereinafter defined) for such Facility, by and among HCP VIRGINIA, INC., a Delaware corporation (hereinafter referred to as “Landlord”) and GENERATION LEASING COMPANY II, LLC, a Virginia limited liability company, SP FISHERSVILLE, LLC, a Virginia limited liability company, SP GRAYSON, LLC, a Virginia limited liability company, SP KINGS DAUGHTERS, LLC, a Virginia limited liability company, SP NEWPORT NEWS, LLC, a Virginia limited liability company, SP WILLIAMSBURG, LLC, a Virginia limited liability company, SP WINDSOR, LLC, a Virginia limited liability company, TANDEM HEALTH CARE OF FLOYD, LLC, a Delaware limited liability company, and TANDEM HEALTH CARE OF WOODSTOCK, LLC, a Delaware limited liability company (hereinafter collectively and jointly and severally referred to as “Tenant”).
WITNESSETH
     In consideration of the mutual covenants and obligations herein contained, it is agreed:
     1. Definitions. Initially-capitalized words and phrases in this Lease shall have the meanings set forth in this Lease and Exhibit D attached hereto and incorporated herein by this reference, unless otherwise required by the context in which they appear.
     2. Lease. Landlord does hereby demise and lease unto Tenant, and Tenant does hereby take, hire and let from Landlord, those certain tracts or parcels of real estate, together with the buildings, improvements and all fixtures constructed thereon, and the privileges and appurtenances thereunto (including any obligations of Landlord arising pursuant to such privileges and appurtenances) pertaining, situate, lying and being in the Cities and State described in Exhibit A attached hereto and incorporated herein by this reference and being more particularly described on Exhibits A-1 through A-9 (hereinafter collectively referred to as “Premises” and “Demised Premises”), including but not limited to each nursing facility located at the Demised Premises, as described on Exhibit A attached hereto (each, a “Facility” and collectively, the “Facilities”), together with all furniture, equipment and other items with respect to each Facility listed on Exhibit B-1 through B-9 attached hereto and incorporated herein by reference, and all replacements, modifications, alterations and substitutions thereto (whether or not the same are upgrades thereof) (“Personal Property”), but excluding any proprietary training materials and policy manuals of Tenant.
     3. Covenant of Title and Quiet Enjoyment. Landlord covenants and warrants that as of the Effective Date of this Lease with respect to each Facility (a) it alone shall have full right and lawful authority to enter into this Lease with respect to such Facility for the full Term hereof, (b) that it is lawfully seized of the Premises relating to such Facility in fee simple and has good title thereto, free and clear of all tenancies, restrictions and encumbrances (with the exception of liens securing any lenders of Landlord providing financing for such Facility, and other matters not adversely affecting the intended use of the Premises relating to such Facility or merchantability of title, or other matters agreed to between the parties, as specified with respect to each Facility on Exhibit C-1 through C-9 attached hereto (with respect to each Facility, the “Permitted Exceptions”)), and (c) that at all times during the Term of this Lease with respect to each Facility, so long as Tenant is not in default under this Lease beyond any applicable notice and cure period provided herein, Tenant’s quiet and peaceful enjoyment of the Premises relating to such Facility shall not be disturbed or interfered with by anyone claiming by, through or under Landlord.
     4. Governmental Authorizations and Use of Premises. Landlord hereby represents and warrants to Tenant, that as of the Effective Date with respect to each Facility, the use of the Premises of such Facility as a nursing home facility will be a permitted use by right under all applicable Permitted Exceptions, applicable zoning or other use restrictions or regulations. Landlord further represents and warrants that, as of the Effective Date with respect to each Facility, it has not received nor is it aware of any notice of any Building, Municipal or Health Department Code, regulation, statute, or law which will adversely affect Tenant’s operation of the Demised Premises of such Facility.
     5. Term.
          (a) The initial term of this Lease with respect to each Facility shall be for a period commencing on the applicable Effective Date of this Lease with respect to such Facility and ending at 11:59 p.m. Eastern Standard Time, on the expiration of the fifth (5th) Lease Year for such Facility (the “Initial Term”). Unless Tenant gives written notice to the Landlord at least 90 days prior to the end of the Initial Term or any Renewal Term, this Lease will renew for the applicable remaining Renewal Term, if any.
          (b) Following the Effective Date of this Lease with respect to each Facility, the parties shall execute an amendment to this Lease to confirm the Effective Dates of this Lease for such Facilities. Notwithstanding the foregoing, the failure of Tenant to so execute and deliver any such amendments shall not affect Landlord’s determination of the applicable Effective Dates.
     6. Rent.
          (a) Tenant shall pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, the amounts set forth hereinafter as Minimum Rent (or Allocated Minimum Rent) and any additional rent payable to Landlord during the Term at Landlord’s offices located at its address for notices set forth in Section 38 below, or at such other place as Landlord may advise in writing. Payments of Minimum Rent shall be made in advance in equal monthly installments on the first (1st) day of each calendar month from and after the Effective Date.
          (b) Tenant shall pay to Landlord as monthly “Allocated Minimum Rent” for each Facility the amounts allocated to and set forth opposite such Facility on Exhibit A attached hereto and incorporated herein by this reference, in advance on or before the first (1st) day of each calendar month, as the same may be increased as set forth in Exhibit E attached hereto and incorporated herein by this reference. The first monthly payment of Allocated Minimum Rent with respect to each Facility shall be payable on the Effective Date of this Lease with respect to such Facility (prorated as to any partial calendar month at the beginning of the Term for such Facility).
          (c) If Landlord does not receive from Tenant any payment of Minimum Rent within ten (10) days after such payment is due, Landlord, at its option may charge Tenant a late charge and handling fee equal to Five Percent (5%) of such Minimum Rent. Such fee shall be considered additional rent and shall be due and payable by Tenant to Landlord immediately upon delivery of written notice to Tenant. In addition, if any check of Tenant is returned to Landlord unpaid, Tenant shall reimburse Landlord for all charges associated with such returned check and Landlord, at its option, may thereafter require that Tenant pay the Minimum Rent and any other charges payable hereunder by a certified or cashier’s check.
          (d) All additional sums payable by Tenant to Landlord under the provisions of this Lease shall constitute additional rent.
          (e) (1) Except as otherwise expressly provided in this Lease, this Lease is a “net lease” pursuant to which the parties intend to yield “net” to Landlord the rental provided for in Section 6(b) above.
               (2) To further ensure that the Minimum Rent to Landlord is absolutely “net” to Landlord, Tenant further agrees to timely pay during the Term of this Lease, all costs and expenses, including but not limited to the following:
                    (A) All occupational licenses and other permits necessary in the operation of the business to be conducted on the Demised Premises;
                    (B) All utility charges for water, sewer, electricity, gas, telephone or any other services provided to or consumed on the Demised Premises; provided, however, it is expressly understood that utility impact fees and tap or connection fees shall be the expense of Landlord.
                    (C) All sales and use taxes due as a result of the business conducted on the Demised Premises and any real and personal property taxes assessed against any property located on or used in connection with the Demised Premises;
                    (D) All real property taxes and assessments levied on the Demised Premises as provided in Section 11; and
                    (E) All premiums for all insurance required by this Lease as provided in Section 13, and Tenant agrees to hold Landlord harmless from any such cost or expense related thereto.
     7. Use of Premises. The Tenant shall use the Premises for skilled and intermediate care nursing facilities and homes for adults which shall be operated in full compliance with all laws and regulations applicable thereto. Tenant covenants that no part of the Premises shall be used for any unlawful purpose, nor will any unlawful condition or nuisance be permitted to exist thereon. Tenant shall maintain Medicaid certification, or any successor program to Medicaid, on all nursing facility beds located in the nursing homes and the Facilities’ accreditation by the Joint

Commission on Accreditation of Health Care Organizations. All such nursing facility beds shall remain the property of the Landlord and Tenant shall have no right to move, transfer, assign, decommission or otherwise deprive Landlord of its rights to such beds. Tenant agrees to use its commercially reasonable efforts to maintain the standard of care for patients of the Facilities at all times at the level required under the federal regulations at 42 C.F.R. Part 483, Subpart B. Notwithstanding anything to the contrary contained herein, there shall be no change of any License Holder for any Facility without Landlord’s prior written consent, except as expressly permitted pursuant to Section 15(c) below.
     8. Reports. Tenant agrees to provide Landlord the following reports:
          (a) Annual audited consolidating financial statements as part of Tandem Health Care, Inc. (“Guarantor”) and its Subsidiaries’ audit prepared by a regionally recognized accounting firm or an independent certified public accounting firm reasonably acceptable to Landlord, within one hundred twenty (120) days after the end of the respective fiscal year of Guarantor, which statements shall include a balance sheet and a statement of earnings, a statement of changes in financial position, cash flow, and a breakdown of source and application of all funds, for the year ended.
          (b) Quarterly and annual unaudited financial statements of the Tenant (and each of them) prepared in accordance with GAAP consistently applied, within forty-five (45) days after the end of each calendar quarter which statements shall include a balance sheet and statement of earnings and statement of expenses and statement of cash flow for the year through the quarter then ended setting forth in comparative form and details the figures for the corresponding period of the previous fiscal year and shall be certified by the chief financial officer or other comparable officer of the Tenant to be true and correct.
          (c) Upon Landlord’s request but not more than one time per calendar quarter, an aged accounts receivable report of each Facility in sufficient detail to show amounts due from each class of patient-mix and monthly census information of such Facility in sufficient detail to show patient-mix on a daily average basis for such month, in the account age classification of 30 days, 60 days, 90 days, 120 days and over 120 days, within ten (10) days of such request.
          (d) All Medicare and Medicaid cost reports and any amendments thereto filed or received with respect to each Facility and all responses, audit reports, or inquiries with respect to such cost reports, within ten (10) days of filing or receipt of such reports.
          (e) Copies of all licensure and certification survey reports and statements of deficiencies (with plans of correction attached thereto) with respect to each Facility within ten (10) days of receiving such reports.
          (f) Any and all notices (regardless of form) from any and all licensing and/or certifying agencies that the nursing home license and/or the Medicare and/or Medicaid certification of any Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any such Facility’s license or certification within three (3) days of receipt of such reports.

          (g) Upon Landlord’s request, evidence of payment by Tenant of any applicable provider bed taxes or similar taxes, within ten (10) days of such request.
     Tenant further agrees to correct any deficiency (identified pursuant to (e) or (f) above) within the date required by the licensure and certification agency, if such deficiency could adversely affect either the right to continue participation in Medicare and Medicaid for existing patients or the right to admit new Medicare and Medicaid patients but in no event later than six (6) months.
     Landlord reserves the right to require such other financial information of Tenant and/or Guarantor at such other times as it shall deem necessary. All financial statements must be in such form and detail as the Landlord and its lender shall from time to time reasonably request and Tenant agrees to promptly provide same as well as any other information requested by Landlord or its lender, provided that Tenant shall not be required to prepare any information that it does not usually prepare for the Facilities or any other facility.
     9. Repair and Maintenance of Improvements. Tenant shall be responsible, during the Term of this Lease with respect to each Facility, for maintaining the Premises of such Facility in good repair, including without limitation the roof, exterior walls, all interior surfaces, electrical, plumbing, heating, air conditioning, generator and other systems, as well as the exterior grounds of such Facility, and shall at the end of the Term with respect to each Facility, return the same to Landlord in good repair and condition, with the exception of casualties insured against and ordinary wear and tear. If Tenant fails to make any repairs, and/or perform any maintenance for which it is responsible, within thirty (30) days after written notice thereof, or such reasonable time as is reasonably necessary in the event same cannot be made within 30 days after notice, Landlord may, at its sole option, make the repairs and/or perform the maintenance and the reasonable expense thereof shall be paid by Tenant, together with interest at a rate equal to one and one-half percent (1-1/2%) above the Prime Rate, if such expense is not paid within thirty (30) days. Tenant shall not make or construct any parking areas, driveways, additions, buildings, structures or other improvements to any Facility (collectively, “Capital Additions”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed after review of all applicable architectural plans and building permits. All Capital Additions shall be at Tenant’s sole cost and expense and shall become the property of Landlord at the termination of this Lease. Tenant agrees to indemnify Landlord against all claims by laborers and materialmen for any Capital Additions constructed by Tenant.
     10. Damage or Destruction of Improvements. If as a result of fire or other casualty the improvements located upon the Premises relating to any Facility are partially, but not substantially, damaged or destroyed, Landlord shall have the option to rebuild or restore the damaged or destroyed improvements and this Lease shall remain in full force and effect with respect to such Facility. In the event of substantial damage or destruction relating to any Facility, Landlord may at its option elect within thirty (30) days following such damage or destruction to terminate this Lease with respect to such Facility effective as of the date of casualty, and the provisions of Section 41 below shall apply. Any such damage or destruction likely to require more than two hundred seventy (270) days to repair or restore shall, for purposes of this section, be deemed substantial.

     11. Taxes and Assessments. Tenant agrees to pay when due all Taxes (as herein defined) on or with respect to the Premises of each Facility. Landlord will promptly send Tenant copies of all bills for Taxes to be received by Landlord and Tenant will pay the same to the appropriate governmental authority. Tenant shall promptly send Landlord reasonable evidence of payment of such bill after such payment. Such payments shall be further in accordance with the following provisions.
     (a) Definitions. The term “Taxes” shall mean all taxes payable with respect to the Premises of each Facility or any property located on or used in connection with the Premises of each Facility, or any activity conducted on the Premises of each Facility, including but not limited to, real estate, personal property, and sales and use taxes. Tenant may be required to make escrow payments of Taxes. In such event Tenant agrees to timely make such payments to Landlord’s mortgagee, or as otherwise directed, in accordance with the escrow requirements. If, at any time during the Term of this Lease, any tax or excise on rents or other Taxes, however described, are levied or assessed upon, or against, or measured by the rent payable to Landlord hereunder, either wholly or partially in substitution for, or in addition to, Taxes, such tax or excise in respect of rents shall be included in the Taxes. Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income, or excess profit taxes assessed on Landlord.
     (b) Reimbursement of Taxes.
               (1) If, after Tenant shall have paid any Taxes pursuant to this Section, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any tax year during the Term hereof as a result of an abatement of such Taxes by legal proceedings, the net refund will be paid over to Tenant.
               (2) At the request of the Tenant, Landlord will execute any and all proper documents to permit the Tenant, in the name of the Landlord, and at Tenant’s sole cost and expense, to protest, institute and pursue any and all legal proceedings necessary or appropriate to obtain reduction in any Tax assessment or refund of any Taxes. In the event Landlord elects to undertake any such protest or legal proceedings for such purpose, Landlord will permit Tenant to participate therein at Tenant’s sole cost and expense in order that Tenant may assure itself that all appropriate steps are being taken to reduce the tax obligations for which Tenant is liable hereunder.
               (3) In the event this Lease shall commence, or shall end with respect to any Facility (by reason of expiration of the Term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the year, or should the year or period of assessment of real estate taxes be changed to more or less than one year, as the case may be, then the amount of Taxes payable by Tenant as provided hereunder shall be appropriately apportioned. Notwithstanding the foregoing, however, there shall be no apportionment or pro-ration of Taxes at the commencement of the Term with respect to each Facility, it being acknowledged and agreed that Tenant shall remain responsible for the payment of all Taxes relating to any period prior to the Effective Date of this Lease with respect to each Facility pursuant to the terms of the Original Leases.

     12. Maintenance of License. Tenant shall obtain and maintain in good standing such licenses to operate the Demised Premises of each Facility as may be required by state and/or federal law.
     13. Insurance Indemnity. Tenant shall at all times during the Term with respect to each Facility carry and maintain with respect to the Demised Premises of such Facility and the Personal Property and operations thereon:
          (a) Business interruption insurance, naming Tenant, Landlord and Landlord’s designated mortgagee as insureds sufficient to pay the rent and Tenant’s other obligations specifically agreed to be paid hereunder for a period of not less than six (6) months or twelve (12) months, if required by Landlord’s mortgagee.
          (b) Fire and hazard insurance, naming Tenant, Landlord and Landlord’s designated mortgagee as insureds on all buildings and improvements on the Premises insured in the amount of the full replacement cost of the Premises and the Personal Property and deductibles not to exceed $10,000, provided that the hazards that are covered shall be reasonably acceptable to Landlord and Tenant based on availability and cost. The proceeds shall be utilized by Landlord for the restoration of improvements in the event such restoration is required hereunder. If no restoration is required, the proceeds shall belong to the Landlord.
          (c) Broad Form Comprehensive General Liability Insurance in an amount of not less than $5,000,000 (or such higher amount as Landlord’s lender shall from time to time reasonably require) combined single limit for bodily injury (including death resulting therefrom) and third-party property damage; such insurance shall include premises liability insurance, blanket contractual liability insurance and personal injury liability insurance; such requirement may be satisfied by layering of comprehensive general liability, umbrella and excess liability policies, but in no event shall the primary comprehensive general liability policy be written for an amount less than $1,000,000 (or such higher amount as Landlord’s lender shall from time to time reasonably require) combined single limit and $2,000,000 annual aggregate (or such higher amount as Landlord’s lender shall from time to time reasonably require) for bodily injury (including death resulting therefrom and third-party property damage).
          (d) The insurance policies herein mentioned shall provide thirty (30) days notice of cancellation to all parties named therein as insured.
          (e) Any provision in this Lease to the contrary notwithstanding, each party, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights to recover from the other, its agents, or employees, any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by such insured party. Each party further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.
     14. Environmental Compliance. Tenant will not permit, except in full compliance with all government regulations, any polluting, toxic or hazardous substances (as defined below)

to be used, generated, treated, stored, released, discharged or disposed of, on or from the Demised Premises or on adjacent sites at any time, nor permit any Person to transport any such substances under or across the Demised Premises. “Hazardous Substance” shall be defined as such term is defined in and pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”), or “RCRA”, “CAA”, “TSCA”, or “FIFRA”, or the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), or any state or local environmental law, regulation or ordinance. Tenant will not permit any PCB, PCB-contaminated, friable asbestos or formaldehyde-based insulation items to be present on the Demised Premises. Tenant will indemnify Landlord for any environmental hazards or Hazardous Substances that Tenant creates, or allows to be created or deposited on the Premises.
     15. Assignment and Subletting.
          (a) Except as expressly permitted pursuant to Section 15(c) below, Tenant shall not assign this Lease or sublet all or any part of the Premises or the Personal Property of any Facility without the prior written consent of the Landlord. As used in this Section the prohibition on assigning or subleasing shall apply to any assignment or sublease to an entity whether by merger or operation of law or otherwise even though Tenant may be the surviving entity. In the event Landlord gives such consent, Tenant shall remain liable to Landlord for Tenant’s obligations hereunder notwithstanding such assignment or subletting. Tenant shall not assign or transfer any of its interest in any licenses, permits, certificates of need, or Medicaid or Medicare reimbursement contracts pertaining to any Facility or assign, transfer, or remove or permit any other Person to assign, transfer, or remove any records pertaining to any Facility including, without limitation, patient records, clinical and medical records (except for removal of such patient records as directed by the patients owning such records or removal otherwise completed in the normal course of business), without Landlord’s written consent. At the termination of the Lease Term with respect to a Facility, Tenant shall be permitted to remove copies, but not originals, of all records pertaining to such Facility which are necessary to maintain complete business records of Tenant’s operations.
          (b) For purposes of this Section 15, the term “assign” shall be deemed to include (i) the conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant (or in any Controlling Person(s)), (ii) the dissolution, merger or consolidation of Tenant (which shall include any dissolution, merger or consolidation of any Controlling Person) with any other Person, if such dissolution, merger or consolidation, directly or indirectly, results in a change in control of Tenant or in any Controlling Person(s), (iii) the sale, conveyance, assignment, or other transfer of all or substantially all of the assets of Tenant (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)), (iv) the sale, conveyance, assignment or other transfer of any of the assets of Tenant (which shall include any sale, conveyance, assignment, or other transfer of any of the assets of any Controlling Person) if the Consolidated Net Worth of Tenant (or such Controlling Person, as the case may be) immediately following such transaction is not at least equal to seventy-five percent (75%) of the Consolidated Net Worth of Tenant (or such

Controlling Person) immediately prior to such transaction, or (v) the entering into or permitting to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing.
          (c) Notwithstanding anything to the contrary contained in Section 15(a) above, Landlord’s consent shall not be required in connection with any assignment of Tenant’s interest in this Lease or sublease of the entire Premises of a Facility to an Affiliate of Tenant, so long as in connection therewith, each of the following conditions is met:
               (1) In connection with such assignment or sublease, there is no change in the use of the Premises of any Facility from the use set forth on Exhibit A applicable to such Facility;
               (2) No event of default by Tenant or other event or circumstance which, with notice or lapse of time or both, would constitute an event of default by Tenant, shall have occurred and be continuing hereunder;
               (3) In the case of such an assignment, the assignee shall assume all of the obligations of Tenant hereunder accruing subsequent to the effective date of such assignment by an instrument in writing in form and substance reasonably satisfactory to Landlord. A copy of such executed assumption shall be delivered to Landlord along with the notice specified in clause (6) below;
               (4) The original Tenant shall not be released from any of the obligations of the Tenant hereunder, whether occurring prior to or after the effective date of such transaction, and if requested by Landlord, shall execute a written guaranty of the “Tenant’s” obligations under this Lease in a form satisfactory to Landlord;
               (5) In the case of such a sublease, such sublease shall be expressly subject and subordinate to all applicable terms and conditions of this Lease and provide that upon the expiration or earlier termination of this Lease Landlord, at its option and without any obligation to do so, may require any sublessee to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant, as sublessor under such sublease from the time of the exercise of such option to the termination of such sublease; provided, however, that in such case Landlord shall not be liable for any prepaid rents, fees or other charges or for any prepaid security deposits paid by such sublessee to Tenant or for any other prior defaults of Tenant under such sublease. In the event that Landlord shall not require such attornment with respect to any sublease, then such sublease shall automatically terminate upon the expiration or earlier termination of this Lease, including any early termination by mutual agreement of Landlord and Tenant. In addition, any such sublease shall provide that in the event that the sublessee receives a written notice from Landlord stating that an event of default on the part of Tenant has occurred or that an event or circumstance has occurred which with notice and/or passage of time would constitute an event of default by Tenant, such sublessee thereafter shall without further consent or instruction of Tenant pay all rentals accruing under such sublease directly to Landlord or as Landlord may direct; provided however that (i) as and to the extent that the amounts so paid to Landlord, together with other amounts paid to or received by Landlord on account of this Lease, exceed the amounts then due Landlord from Tenant under this Lease, the excess shall be promptly remitted to Tenant, and (ii) at such time as the event of default by Tenant has been cured and this Lease reinstated (if ever), Landlord shall notify and direct the sublessee in writing to resume making payments of rentals under their sublease directly to Tenant or as Tenant may direct. Any such rentals collected from such sublessee by Landlord shall be credited against the amounts owing by Tenant under this Lease in such order of priority as Landlord shall reasonably determine. Furthermore, any sublease shall expressly provide that (a) the sublessee shall furnish Landlord with such financial, operational and other information about the physical condition of the applicable Facility, as Landlord may request from time to time and (b) to the extent the sublessee is the License Holder of the applicable Facility, such sublessee shall comply with the terms and provisions of Section 45 below.
               (6) Tenant shall deliver to Landlord a written instrument from Guarantor in form and substance satisfactory to Landlord consenting to such assignment or sublease and reaffirming all of its obligations under the written guaranty delivered to Landlord as of the date hereof securing Tenant’s obligations hereunder; and
               (7) Within ten (10) days after the effectiveness of such transaction, Tenant shall notify Landlord in writing of the occurrence of such event, the effective date thereof, the facts placing the same within the provisions of this Section 15(c) and any other change in the address for billings and notices to the Tenant pursuant to this Lease, accompanied by an executed copy of the assumption, sublease or written guaranty as required pursuant to this Lease.
          (d) Anything contained in this Lease to the contrary notwithstanding, (i) no assignment, sublease or other transfer of Tenant’s interest in and to this Lease shall be consummated on any basis such that the rental or other amounts to be paid by the Occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the Occupant, assignee, manager or other transferee; (ii) Tenant shall not consummate any assignment, sublease or other transfer of Tenant’s interest hereunder with any Person in which Tenant or Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); and (iii) Tenant shall not consummate an assignment, sublease or other transfer of Tenant’s interest hereunder with any Person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any Occupancy Arrangement to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.
     16. Management and Consulting. Tenant may not enter into any management or consulting agreement involving the operations of any Facility on the Demised Premises, without obtaining the advance written consent of Landlord, such consent being in Landlord’s reasonable discretion. Notwithstanding the foregoing, Tenant shall be permitted to enter into management or consulting agreements with its Affiliates provided that it gives 30 days’ prior notice to Landlord, the obligations of such Affiliate are guaranteed by Guarantor pursuant to a written guaranty in form and substance reasonably acceptable to Landlord, and such management or consulting agreement shall expressly provide that any amounts due and owing from Tenant to such Affiliate pursuant to such management or consulting agreement shall be subordinate to

Tenant’s obligation to pay to Landlord Minimum Rent and all sums due under this Lease; provided, however, that (a) nothing contained in this Section shall be deemed to restrict or prohibit the payment of any amounts due and owing from Tenant to any Affiliate of Tenant pursuant to the terms of any such management or consulting agreement unless and until an event of default has occurred hereunder, and (b) if an event of default occurs hereunder, any Affiliate of Tenant may terminate any management or consulting agreement to which it is a party with Tenant if such Affiliate of Tenant is not paid the amounts due and owing to it thereunder.
     17. Signs. Tenant shall have the right, upon Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, to install, maintain and replace in, on or over, or in front of, the Premises of any Facility or any part thereof, such signs and advertising matter as Tenant may desire. Tenant shall comply with all applicable requirements of governmental authorities having jurisdiction and shall obtain any necessary permits for such purpose. As used in this paragraph, the word “sign” shall be construed to include any placard, light or other advertising symbol or object, irrespective of whether same be temporary or permanent.
     18. Eminent Domain. If the whole or substantially all of the Premises of any Facility, or all or substantially all of the means of access thereto, be acquired by eminent domain or by purchase in lieu thereof, so that the Premises of such Facility cannot be licensed for the specific use relating to such Facility as set forth on Exhibit A (including the number of beds specified therein), this Lease shall terminate as to such Facility as of the date of the actual taking and the provisions of Section 41 below shall apply. Should, however, only a portion of the Premises of any Facility be so condemned or taken, so as not to materially and adversely affect the specific use of the Premises relating to such Facility for the purposes for which it is leased hereunder, this Lease shall continue in full force and effect; provided, however, that the Allocated Minimum Rent payable under the unexpired Term of this Lease for such Facility shall be adjusted to such extent as may be fair and reasonable under the circumstances. Landlord shall, in such event, promptly restore the Demised Premises of such Facility as nearly as feasible to the condition of such Premises immediately prior to the taking, subject to reasonable delays, but Landlord shall not be required to restore or rebuild the Demised Premises of such Facility during the last Lease Year of the Initial Term or any Renewal Term or to restore Tenant’s fixtures, furnishings, floor coverings, equipment, stock or other fixtures, furnishings, floor coverings, equipment, stock or other personalty located at such Facility. Tenant shall not be entitled to any part of the condemnation proceeds arising from any partial taking of any Facility, except that Tenant shall be entitled to make a claim for any of Tenant’s property located at such Facility condemned other than Tenant’s interest in this Lease with respect to such Facility. Notwithstanding the foregoing, this Lease shall terminate with respect to any Facility if, as the result of only a portion of the Demised Premises of such Facility being condemned or taken, Tenant is prevented from operating or using the Demised Premises of such Facility under the then-existing governmental and quasi-governmental licenses, permits, approvals and certifications. In such case, Landlord and Tenant shall have such rights to condemnation awards as are set forth above for a total or substantial taking.
     19. Utility Easements. Landlord agrees, without expense to it, to execute all necessary documents for utility easements required to service the buildings constructed on the Demised Premises.

     20. Default.
          (a) Any one or more of the following events shall constitute events of default:
               (1) Tenant’s failure to make any payment of rent (whether monthly Minimum Rent or additional rent) when the same is due and payable and the continuance of such failure for a period of ten (10) days after written notice to Tenant by Landlord.
               (2) Tenant’s failure to perform any of the other covenants, conditions and agreements imposed by it under this Lease and the continuance of such failure without curing of same for a period of thirty (30) days after receipt by certified mail or delivery to Tenant of notice in writing from Landlord specifying the nature of such failure. If Tenant cannot reasonably cure such failure within 30 days, then Tenant shall not be in default hereunder so long as Tenant commences and diligently pursues to cure such failure within 30 days after receipt of such notice.
               (3) The adjudication of Tenant as a bankrupt, or the appointment of a receiver or trustee for Tenant’s property and affairs, or the making by Tenant of any assignment for the benefit of its creditors or the filing by or against Tenant of a petition in bankruptcy not vacated or set aside within ninety (90) days of such filing.
               (4) The failure of Tenant to correct or cause to be corrected, within the time deadlines set by any applicable Medicare, Medicaid or licensing agency, but in no event later than six (6) months, any deficiency that justifies a termination by such agency of Tenant’s Medicare contract, Medicaid contract or nursing home license with respect to any Facility.
               (5) Tenant or any Facility should be assessed fines or penalties in excess of $25,000 in the aggregate in any calendar year by any state or any Medicare, Medicaid, health or licensing agency having jurisdiction over Tenant or such Facility.
               (6) A final judgment shall be rendered by a court of law or equity against Tenant and the same shall remain undischarged or unbonded for a period of thirty (30) days, unless such judgment is either (i) fully covered by collectible insurance and such insurer has within such period acknowledged such coverage in writing, or (ii) although not fully covered by insurance, enforcement of such judgment has been effectively stayed, such judgment is being contested or appealed by appropriate proceedings and Tenant has established reserves adequate for payment in the event Tenant is ultimately unsuccessful, in such contest or appeal and evidence thereof is provided to Landlord.
               (7) A default shall occur under any New Lease hereafter with or in favor of Landlord or any Affiliate of Landlord and made by or with Tenant or any Affiliate of Tenant where the default is not cured within any applicable grace period provided therein.
               (8) The right to notice and cure is only available to curable and material defaults, including but not limited to payment defaults, and only to one occurrence of such default during any one year period. The right to notice and cure shall have no effect with respect to subsequent defaults within such one year period and shall not be applicable to false warranty or bankruptcy defaults.

          (b) After the applicable cure periods have elapsed, pursuant to the respective provision hereinbefore set forth and in the event of default, Landlord, in addition to any other right or remedy it may have respect to such default, may terminate this Lease with respect to any one or more (including all, if so elected by Landlord) of the Facilities, regardless of whether such default emanated primarily from a single Facility, immediately and re-enter the Premises of such Facility(ies) and take possession of the Premises and the Personal Property of such Facility(ies), or in such event Landlord may, at its option, without declaring this Lease terminated, re-enter the Premises of such Facility(ies) and occupy or lease the whole or any part of the Premises and the Personal Property of such Facility(ies), for and on account of Tenant and on such terms and conditions and for such rental as Landlord may deem proper, and Landlord shall in such event collect such rent and apply the same upon the rents due from Tenant and upon the expenses of such subletting, and any and all other damages sustained by Landlord. In the event of default, Landlord shall exercise reasonable efforts to mitigate damages hereunder and to relet the Premises and the Personal Property of the applicable Facility(ies), but Landlord’s failure to so relet shall not prevent or delay the exercise by Landlord, at its option, of its right to accelerate and recover as damages rents due and owing for the remainder of the Term reduced to present value, together with all costs and expenses of collecting the same, subject to Landlord’s obligation to repay or credit Tenant with all recoveries made by Landlord.
          (c) Notwithstanding anything to the contrary contained in this Section, and without in any way waiving or otherwise limiting Landlord’s remedies under this Lease or at law or equity, if Tenant shall (i) fail to make any payment due and owing to any Person other than Landlord or (ii) to perform any act required to be made or performed hereunder with respect to any Facility and such failure shall continue for a period of ten (10) days following written notice thereof by Landlord to Tenant, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Demised Premises of such Facility for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. Notwithstanding anything to the contrary contained in this Section 20(c), in the event of emergency, Landlord shall be entitled to exercise its right to cure any Tenant default as set forth in this Section without regard to the notice requirement and ten (10) day period referenced in the immediately preceding sentence. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, shall be paid by Tenant to Landlord on demand as additional rent hereunder.
     21. Holding Over. In the event Tenant remains in possession of the Premises of any Facility after the expiration of the Term hereof, and without the execution of a new lease, Tenant shall occupy the Premises of such Facility as a tenant from month to month, subject to all of the conditions of this Lease insofar as consistent with such a tenancy, and the Allocated Minimum Rent for such Facility shall increase by fifty percent (50%) during any such hold-over period.
     22. Attornment and Subordination.
          (a) In the event of the exercise of any power of sale under the provisions of any mortgage or deed of trust now or hereafter encumbering the Premises of any Facility, or any portion thereof, Tenant agrees that it shall attorn to the purchaser at such sale and that it shall recognize such purchaser as Landlord under the terms and provisions of this Lease and shall continue this Lease in full force and effect regardless of whether such mortgage or deed of trust was superior or subordinate to this Lease, provided such purchaser recognizes Tenant hereunder.
          (b) Tenant agrees that this Lease shall be and is subordinate to any deeds of trust or mortgages now or hereafter encumbering the land and buildings of which the Demised Premises of any Facility are a part or against any buildings hereafter placed upon the land on which the Demised Premises of any Facility is situated, and will execute a subordination agreement that is in form reasonably acceptable to Tenant, provided the holder of such mortgage(s) agrees that so long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant shall not be disturbed in its quiet enjoyment of the Premises pursuant to the terms of this Lease. Landlord shall use its best efforts to deliver a non-disturbance agreement from any lenders holding mortgages on the Premises of any Facility, or any portion thereof, in a form reasonably acceptable to Tenant.
          (c) Upon request by Landlord, Tenant agrees to promptly enter into and deliver to Landlord such written instruments in reasonable form which confirm the above subordination and effect the above attornment.
     23. Indemnification. Tenant agrees to indemnify, protect and hold harmless Landlord from and against any and all liabilities and damages arising from or out of any occurrence in, upon or at the Demised Premises or any part thereof, or the occupancy or use by Tenant of the Demised Premises, the Personal Property or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees or invitees in connection with the Demised Premises or the Personal Property during the Term of this Lease, or otherwise related to any claims, assessments, charge-backs or other expenses (whether owed to or assessed by a private or governmental party) arising in connection with the Demised Premises or the Personal Property during the Term of this Lease.
     Landlord agrees to indemnify, protect and hold harmless Tenant from and against any and all liabilities and damages arising from or out of any occurrence in, upon or at the Demised Premises or any part thereof, or the occupancy or use by Tenant of the Demised Premises, the Personal Property or any part thereof, to the extent such liabilities and damages are occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, employees or invitees, not including the Tenant or any manager of the Facilities, in connection with the Demised Premises or the Personal Property during the Term of this Lease.
     24. Compliance with Governmental Programs. Any alterations, changes or expansions to the Demised Premises of any Facility, or any portion thereof, necessary to remain in compliance with any standards required for Federal Medicare (Title XVIII) or Medicaid (Title XIX) skilled care or intermediate care nursing programs will be negotiated at the then-current cost of construction, which cost, together with interest at the rate of interest at which such construction is financed, shall be amortized in level monthly additional rent payments over the agreed-upon remaining Term.
     25. Waivers. Failure of Landlord or Tenant to complain of any act or omission on the part of either other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by Landlord or Tenant at any time, expressed or implied, of any breach of any provisions of this Lease, shall be deemed a consent to any subsequent breach of the same or any other provision. No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction but shall only be deemed a part payment on account.
     26. Force Majeure. In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive, governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond their control, then performance of such act (except the payment of rent which shall not in any case be excused) shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.
     27. Surrender of Premises; Obligations Surviving Termination. Upon the expiration or other termination of this Lease with respect to any Facility, Tenant covenants and agrees that it will peaceably leave and surrender possession of the Premises and the Personal Property of such Facility to Landlord. Upon such surrender, the Premises and the Personal Property of such Facility shall be in good repair, ordinary wear and tear and alterations, additions and improvements herein permitted, excepted. Following the expiration or other termination of this Lease with respect to any Facility, Landlord and Tenant shall remain liable for all of their respective indemnification obligations hereunder, including without limitation, pursuant to Sections 6, 9, 14, 23, 47(c)(1) and 50 hereof.
     28. Inspection. Landlord reserves the right to inspect the Demised Premises of any Facility and all buildings situated thereon at all reasonable times after reasonable notice and show the property through agents or otherwise to bona fide purchasers or prospective tenants.
     29. Further Assurances. Landlord and Tenant agree to execute and deliver to each other any additional or supplemental instruments or documents as may be reasonably requested by Landlord or Tenant in connection with this Lease.
     30. No Joint Venture. The relationship between Landlord and Tenant shall always and only be that of lessor and lessee. Tenant is not the agent of Landlord. Landlord shall not be responsible for the acts or omissions of Tenant or its agents. This agreement is, and is intended to be, a lease. Tenant does not acquire hereby any right, title or interest whatsoever, legal or equitable, in the Premises, except as the lessee hereunder.
     31. Personal Liability. Tenant agrees to look solely to Landlord’s interest in the Premises for collection of any judgment (or other judicial process requiring the payment of money by Landlord) for any default or breach by Landlord of any of its obligations under this Lease, subject, however, to the prior rights of any ground or underlying landlord or the holder of any deed of trust or mortgage encumbering the Premises or Landlord’s interest therein. In no event shall any partners, principals or stockholders of Landlord ever be personally liable for such judgment. No other assets of Landlord shall be subject to levy, execution or other judicial process for satisfaction of Tenant’s claim.

     32. Authorization of the Landlord and No Joinder. The execution, delivery and performance by Landlord of this Lease and Landlord’s obligations under this Lease (i) are within Landlord’s powers and have been duly authorized, (ii) are the valid and binding obligations of Landlord, and (iii) do not constitute a default (or an event which, with the giving of notice or the passage of time, or both, would constitute default) under any applicable law or any indenture, agreement, undertaking or contract to which Landlord is a party or by which Landlord is bound. The execution of this Lease by Landlord does not require the joinder or approval of any other Person.
     33. Authorization of Tenant and No Joinder. The execution, delivery and performance by Tenant of this Lease and Tenant’s obligations under this Lease (i) are within Tenant’s powers and have been duly authorized, (ii) are the valid and binding obligations of Tenant and (iii) do not constitute a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under any applicable law or any indenture, agreement or undertaking to which Tenant is a party or by which Tenant is bound. The execution of this Lease by Tenant does not require the joinder or approval of any other Person.
     34. Evidence of Authorization. Upon Landlord’s request, Tenant shall furnish Landlord with evidence of the authorization of the execution of this Lease and that each person signing this Lease on behalf of Tenant has been duly authorized by Tenant’s governing body to execute and deliver this Lease.
     35. No Representation. It is understood and agreed by the parties hereto that this Lease contains all of the covenants, agreements, terms, provisions, and conditions relating to the leasing of the Premises and the Personal Property, and that Landlord has not made and is not making, and Tenant in executing and delivering this Lease is not relying upon any warranties, representations, promises or statements, except to the extent that the same may expressly be set forth in this Lease.
     36. Validity. In the event that any provisions of this Lease shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Lease.
     37. Applicable Law. This Lease and the rights of the parties hereunder shall be interpreted in accordance with the laws of the Commonwealth of Virginia.
     38. Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be deemed given when delivered by hand, or national recognized overnight courier, transmitted by cable, telephonic facsimile (fax), telegram, or mailed, postage prepaid, registered, or certified mail return receipt requested:

          (a) To Landlord, by addressing the same to:
c/o Health Care Property Investors, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, California 90806
Attn: Legal Department
Fax: (562) 733-5200
with a copy to:
Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
Attn: David C. Meckler, Esq.
Fax: (714) 755-8290
          (b) To Tenant, by addressing the same to:
Tandem Health Care, Inc.
800 Concourse Parkway South, Suite 200
Maitland, Florida 32751
Attn: Lawrence R. Deering, Chairman and CEO
Fax: (407) 571-0595
with a copy to:
Tandem Health Care, Inc.
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219
Attn: Rosemary L. Corsetti, Esq., General Counsel
Fax: (412) 281-4435
or to such other address or to such other person as may be designated by notice given from time to time during the Term by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, fax, overnight courier, or telegraph.
     39. Option to Purchase; Right of First Offer.
          (a) Option to Purchase. Landlord hereby grants and conveys to Tenant the exclusive right and option to purchase the Premises of the Facilities from Landlord strictly upon the terms and conditions set forth below.
               (1) Tenant shall have the right, upon the expiration of the Initial Term, to purchase no more than two (2) of the Facilities from Landlord for the Purchase Price relating to such Facility(ies) (the “Initial Option”). If Tenant desires to exercise the Initial Option, Tenant shall notify Landlord of its exercise of the Initial Option in writing not less than one hundred eighty (180) days prior to the expiration of the Initial Term (the “Initial Option Notice”). In the event Tenant delivers the Initial Option Notice to Landlord within the time period set forth in the preceding sentence, Landlord shall have the right, within ten (10) days following receipt of the Initial Option Notice, to require Tenant to purchase one (1) additional Facility as selected by Landlord in its sole discretion (the “Additional Purchase Facility”), from Landlord for the Purchase Price relating to such Facility, and the following terms and conditions shall apply to such purchase and sale: (a) Landlord agrees to sell and Tenant agrees to purchase, upon the terms and conditions set forth herein, the Premises of the Facility(ies) identified in the Initial Option Notice and the Additional Purchase Facility, if any, and the Personal Property located thereat, (b) this Lease shall become a binding agreement of purchase and sale for such identified Facility(ies) and Additional Purchase Facility, if any and (c) the closing of the purchase and sale of the Facility(ies) identified in the Initial Option Notice and the Additional Purchase Facility, if any, shall occur together, pursuant to the terms of subsection (3) below.
               (2) Tenant shall have the right, upon the expiration of the first Renewal Term, to purchase all of the Facilities then leased by Landlord to Tenant pursuant to this Lease for the Purchase Price relating to such Facilities (the “Subsequent Option”). In no event shall Tenant purchase less than all of the Facilities then currently leased by Landlord to Tenant pursuant to this Lease pursuant to the Subsequent Option. If Tenant desires to exercise the Subsequent Option, Tenant shall notify Landlord of its exercise of the Subsequent Option in writing not less than one hundred eighty (180) days prior to the expiration of the first Renewal Term (the “Subsequent Option Notice”). In the event Tenant delivers the Subsequent Option Notice to Landlord within the time period set forth in the preceding sentence, (a) Landlord agrees to sell and Tenant agrees to purchase, upon the terms and conditions set forth herein, the Premises of all the Facilities then leased by Landlord to Tenant pursuant to this Lease, and the Personal Property located thereat, (b) this Lease shall become a binding agreement of purchase and sale for such Facilities and (c) the closing of the purchase and sale of such Facilities shall occur together pursuant to the terms of subsection (3) below.
               (3) The closing of the purchase and sale of the Option Facility(ies), if any, shall take place at a location (or through an escrow established with a nationally recognized title company) mutually satisfactory to the parties on the Option Outside Date or no later than five (5) days following the Option Outside Date. If Tenant fails to close within the time period specified in the preceding sentence for a reason other than the default of the Landlord, then the Option shall terminate and be of no further force or effect and the same shall constitute a default by Tenant under this Lease. If Landlord fails to close within such specified time period for a reason other than a default of the Tenant, then Tenant shall have the right to seek specific performance of Landlord’s obligation to convey the Premises of the Option Facility(ies) in accordance with the terms of this Section; provided, however, that the remedy of specific performance shall not be available to enforce any other obligation of Landlord hereunder; and provided further, that Tenant shall have no right to file suit for specific performance against Landlord if Tenant fails to file such suit in a court of competent jurisdiction within thirty (30) days following the date upon which the closing was to have occurred. At the closing, Landlord shall deliver a Special Warranty Deed in proper form for recording conveying to Tenant fee simple marketable and insurable title to the Premises relating to the Option Facility(ies), subject only to (i) the Permitted Exceptions, (ii) encumbrances to title created or suffered by Tenant or its Affiliates, (iii) any additional matters affecting title that are acceptable to Tenant in its reasonable discretion, and (iv) payment of any transfer tax and surtax for recording such Special Warranty Deed. Landlord will also provide a Bill of Sale, No Lien Affidavit, Non-Foreign Status Affidavit (in conformity with Section 1445(b)(2) of the Code) and such other documentation reasonably requested by Tenant and the title company insuring Tenant’s title to the Facility(ies) subject to the Initial Option or Subsequent Option and customarily utilized by parties in similar transactions. At the closing, Tenant shall deliver to Landlord or the title company administering the escrow described above, as applicable, the Purchase Price relating to the Option Facility(ies) in immediately available funds.
               (4) Real estate taxes relating to the Option Facility(ies) shall not be pro-rated between Tenant and Landlord as of the closing date of such Option Facility(ies), it being acknowledged and agreed that Tenant shall be responsible for the payment of such real estate taxes prior to such closing date pursuant to the terms of this Lease.
               (5) Risk of loss of the Premises relating to the Option Facility(ies) by reason of fire or other casualty or by exercise of the power of eminent domain shall remain on Landlord until the transfer of legal title.
               (6) In the event Tenant fails to notify Landlord of its exercise the Option within the applicable time periods set forth in subsections (1) and (2) above, then Tenant’s right to purchase the Facility(ies) pursuant to such Option shall terminate and be of no further force and effect; provided, however, that in the event Tenant’s purchase rights pursuant to the Initial Option have terminated, Tenant shall nonetheless have the right, pursuant to the Subsequent Option, to purchase the Facilities then leased by Landlord to Tenant pursuant to this Lease on the terms and conditions set forth in this Section 39(a).
          (b) Right of First Offer. In the event that during the Term of this Lease with respect to any Facility Landlord desires to transfer or sell the Premises of such Facility, Landlord agrees that it shall first offer to sell the Premises of such Facility to Tenant (“Right of First Offer”). Such Right of First Offer shall be by written notice from Landlord to Tenant, and shall specify the purchase price of the Premises of such Facility, and the material terms of the proposed transaction (collectively, the “Terms of the Offer”). Notwithstanding anything to the contrary contained in this Section, Landlord shall have the right to enter into a written agreement with a third party or entity for the sale of the Premises of any Facility prior to notifying Tenant of the Terms of the Offer, so long as such written agreement is conditioned upon Tenant’s waiver of its Right of First Offer with respect to the Premises of such Facility and Landlord promptly thereafter notifies Tenant of the Terms of the Offer of such written agreement.
               (1) Within twenty (20) days after delivery to Tenant of Landlord’s notice stating the Terms of the Offer, Tenant shall by written notice to Landlord (i) accept the Terms of the Offer, (ii) reject the Terms of the Offer or (iii) reject the Terms of the Offer but counter with a new offer under its own terms. If Tenant fails to deliver such written notice to Landlord in the manner and within the time specified in the preceding sentence, then Tenant shall be deemed to have elected not to accept the Terms of the Offer.
               (2) In the event Tenant shall, in the manner and within the time specified above, (i) elect to accept the Terms of the Offer or (ii) reject the Terms of the Offer but propose a counter offer under its own terms and, Landlord shall by written notice to Tenant accept such counter offer within ten (10) days after Tenant’s delivery of its notice of such counter offer, then Landlord and Tenant shall enter into a written agreement under the Terms of the Offer or the terms of Tenant’s counter offer, as the case may be. If Landlord fails to accept or reject Tenant’s counter offer in the manner and within the time specified in this subsection (2), then Landlord shall be deemed to have elected not to accept Tenant’s counter offer.
               (3) In the event that Tenant rejects or is deemed to have rejected the Terms of the Offer pursuant to subsection (1) above, or Landlord rejects or is deemed to have rejected Tenant’s counter offer pursuant to subsection (2) above, Landlord shall have the right to offer to sell the Premises of such Facility to any third person or entity, negotiate with any third party or entity and to sell the Premises of such Facility to any third party or entity upon such terms as shall be acceptable to Landlord and such purchaser without again offering to sell the Premises of such Facility to Tenant; provided, however, that (a) in no event shall the purchase price of the Premises of such Facility be less than ninety percent (90%) of the purchase price contained in the Terms of the Offer and (b) if Landlord does not (i) execute and deliver a written purchase contract for the sale of the Premises of such Facility with such purchaser within one hundred eighty (180) days after Tenant’s election (or deemed election) to not accept the Terms of the Offer and (ii) thereafter proceed to closing thereunder pursuant to the terms thereof, then any future sale of the Premises of such Facility shall remain subject to the Right of First Offer contained herein. The Right of First Offer contained in this Section with respect to the Premises of any Facility shall not survive any sale or transfer of the Premises of such Facility by Landlord to any third party or entity is accordance with the terms of this subsection (3).
               (4) Notwithstanding anything to the contrary contained in this Section 39(b), Tenant’s Right of First Offer shall not apply to the sale or transfer of the Premises of any Facility, or any portion thereof, (i) to any Affiliate of Landlord, (ii) to the surviving Person in connection with a merger, consolidation or acquisition of or with Landlord, (iii) to a Person which acquires all or substantially all of the assets of Landlord, (iv) by any lender of Landlord in connection with a foreclosure or transfer in lieu of foreclosure of any deed of trust or mortgage executed by Landlord for the benefit of such lender or (v) resulting from the conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in Landlord.
               (5) In the event Landlord fails to provide Tenant with notice of the Terms of the Offer pursuant to the terms of this subsection (b), Tenant shall have the right to seek injunctive relief against Landlord.
          (c) Termination of Lease. In the event Tenant purchases any Facility pursuant to the provisions of this Section 39, this Lease shall terminate with respect to such Facility, and the provisions of Section 41 shall apply.
          (d) Landlord’s Election of 1031 Exchange. In the event that Tenant exercises its option to purchase as provided in this Section 39, Landlord may elect to sell the Demised Premises subject to such purchase by Tenant to Tenant in the form of a tax-deferred exchange pursuant to Section 1031 of the Code, as amended (“1031 Exchange”). In the event that

Landlord shall so elect, Landlord shall give written notice to Tenant of such election and the following shall apply:
               (1) Simultaneous Exchange. Landlord may attempt to identify before the close of escrow other property which qualifies as “like-kind” property for a 1031 Exchange (the “Target Property”) by giving written notice to Tenant and identifying to the escrow holder the Target Property prior to the close of escrow.
               (2) Non-simultaneous Exchange. If Landlord has not so identified the Target Property before the close of escrow, then Landlord shall proceed with the close of escrow unless Landlord at its option enters into an exchange agreement with an accommodation party (“Accommodator”) in order to facilitate a non-simultaneous or so-called “Starker deferred” exchange. If an Accommodator is so designated, Landlord shall cause the Accommodator (i) to acquire title to the Demised Premises of the applicable Facility(ies) from Landlord at or before the close of escrow and, (ii) to transfer title in the Demised Premises of the applicable Facility(ies) to Tenant on the close of escrow for the applicable purchase price.
               (3) Expenses and Documents. Tenant shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents requested or approved by Landlord; provided, however, that Tenant shall not be required to incur any additional costs or liabilities or financial obligation as a consequence of any of the foregoing exchange transactions.
     40. Sale of Assets. Notwithstanding any other provision of this Lease, Landlord shall not be required to (i) sell or transfer the Demised Premises of any Facility, or any portion thereof, which is a real estate asset as defined in Section 856(c)(5)(B), or functionally equivalent successor provision, of the Code, to Tenant if Landlord’s counsel advises Landlord that such sale or transfer may not be a sale of property described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code or (ii) sell or transfer the Demised Premises of any Facility, or any portion thereof, to Tenant if Landlord’s counsel advises Landlord that such sale or transfer could result in an unacceptable amount of gross income for purposes of the Ninety-Five Percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision, of the Code. If Tenant has the right or obligation to purchase the Demised Premises of any Facility pursuant to the terms herein, and if Landlord determines not to sell the Demised Premises of such Facility pursuant to the above sentence, then Landlord shall promptly provide Tenant with written notice of such determination and Tenant shall have the right, in its sole and absolute discretion, to (a) purchase the Demised Premises of such Facility, upon and subject to all applicable terms and conditions set forth in this Lease, at such time as the transaction, upon the advice of Landlord’s counsel, would be a sale of property (to the extent the Demised Premises of any Facility is a real estate asset) described in Section 857(b)(6)(C), or functionally equivalent successor provision, of the Code, and would not result in an unacceptable amount of gross income for purposes of the Ninety-Five Percent (95%) gross income test contained in Section 856(c)(2), or functionally equivalent successor provision of the Code and until such time Tenant shall lease the Demised Premises of such Facility from Landlord at the Fair Market Rental or (b) rescind the transaction whereby Tenant was to purchase such Demised Premises by giving Landlord written notice of such election within thirty (30) days after its receipt of Landlord’s notice described above, in which case any additional rights of Tenant pursuant to the terms of this Lease to purchase the Demised Premises shall remain in full force and effect.
     41. Termination with Respect to Fewer than All of the Facilities. Wherever in this Lease the action of terminating this Lease with respect to a Facility (or action of similar import) is discussed, such action shall mean the termination of Tenant’s rights in and to the Demised Premises of such Facility. Notwithstanding anything in this Lease to the contrary, if this Lease shall be terminated by Landlord or Tenant pursuant to rights granted hereunder with respect to any Facility, such termination shall not affect the applicable Term of this Lease with respect to the balance of the Facilities not so terminated by Landlord or Tenant, and this Lease shall continue in full force and effect with respect to each other such Facility, except that (a) the total Minimum Rent payable hereunder shall be reduced by the amount of Allocated Minimum Rent with respect to such Facility as to which this Lease has so terminated, and (b) the License Holder for the Facility with respect to which this Lease has terminated shall be released from all obligations and liability arising under this Lease from and after the date this Lease is terminated with respect to such Facility, subject, however, to Landlord’s right, in the event of a termination because of an event of default, to recover damages with respect to any such Facility as to which this Lease has been terminated as provided in Section 20.
     42. Option to Purchase Removable Personal Property. Subject to Tenant’s right to purchase the Facilities pursuant to Section 39 above, Landlord shall have the option, exercisable by written notice to the Tenant, not less than thirty (30) days prior to the end of the Term or within thirty (30) days after the earlier termination of this Lease with respect to each Facility, to purchase all or any portion of the Removable Personal Property of such Facility at the greater of (a) then book value of each item of such Removable Personal Property as reflected on Tenant’s books and records maintained in accordance with GAAP, or if no book value, then for an amount equal to the then unamortized original cost thereof or (b) the then outstanding principal balance of any purchase money debt secured by and properly allocable to such Removable Personal Property. The foregoing amortization rate, if applicable, shall be in accordance with the useful life of the particular item of Removable Personal Property as reasonably determined by Tenant in accordance with GAAP. Within ten (10) days after Landlord’s exercise of its option to purchase any Removable Personal Property Tenant shall notify Landlord in writing of Tenant’s determination of the purchase price therefor based upon the foregoing formula. Upon receipt of Tenant’s purchase price notice, Landlord shall have five (5) days within which to cancel and rescind in writing to Tenant Landlord’s exercise of its purchase option with respect to all or any portion of the Removable Personal Property. If Landlord does not so elect to cancel and terminate such purchase option, Landlord shall proceed to purchase those items of Removable Personal Property as to which Landlord has exercised its purchase option. Upon payment of the purchase price therefor, Tenant shall convey such items of Removable Personal Property free of any encumbrance and shall execute all documents and take any other actions reasonably necessary to evidence the transfer and conveyance of ownership of the Removable Personal Property to Landlord and the discharge of any encumbrance thereon. Landlord acknowledges that any such conveyance of Removable Personal Property shall be “AS IS,” “WHERE IS,” and Landlord shall not rely on any representations or warranties regarding the Removable Personal Property, including, without limitation, the physical condition thereof and LANDLORD SHALL EXPRESSLY WAIVE ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     43. Conveyance By Landlord. Subject to Tenant’s right of first offer set forth in Section 39(b) above, Landlord may, without the consent or approval of Tenant, sell, transfer, assign, convey or otherwise dispose of any or all of the Demised Premises of any Facility. If Landlord or any successor owner of the Demised Premises of any Facility shall sell, transfer, assign, convey or otherwise dispose of the Demised Premises of such Facility other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord with respect to the Demised Premises of such Facility under this Lease arising or accruing from and after the date of such sale, transfer, assignment or other disposition and all such future liabilities and obligations with respect to the Demised Premises of such Facility shall thereupon be binding upon such purchaser, grantee, assignee or transferee. In the event of any such sale, transfer, assignment, conveyance or other disposition (other than as security for a debt) of the Demised Premises with respect to less than all of the Facilities then subject to this Lease, the provisions of Section 41 above shall apply.
     44. New Lease. Landlord shall have the right, subject to the terms of subsection (f) below, at any time and from time to time during the Term for any purpose, by written notice to Tenant, to require Tenant to execute an amendment to this Lease whereby the Demised Premises of one or more Facilities (individually, a “Separated Property” or collectively, the “Separated Properties”) is separated and removed from this Lease, and to simultaneously execute a substitute lease with respect to such Separated Property(ies), in which case:
          (a) Landlord and the Tenant that is the License Holder with respect to the Separated Property shall execute a new lease (the “New Lease”) for such Separated Property(ies), effective as of the date specified in Section 44(c) below (the “New Lease Effective Date”), in the same form and substance as this Lease, but with such changes thereto as necessary to reflect the separation of the Separated Property(ies) from the balance of the Demised Premises, including specifically the following:
               (1) The total monthly Minimum Rent payable under such New Lease shall be the total applicable monthly Allocated Minimum Rent with respect to such Separated Property(ies);
               (2) All Minimum Rent rental escalations under the New Lease shall be at the times and in the amounts set forth in this Lease for Minimum Rent increases; and
               (3) The New Lease shall provide that the tenant thereunder shall be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Separated Property(ies), that were not paid, performed and satisfied in full prior to the effective date of the New Lease (and Tenant under this Lease shall also be responsible for the payment, performance and satisfaction of the aforesaid duties, obligations and liabilities not paid, performed and satisfied in full prior to the effective date of such New Lease).
          (b) Landlord and Tenant shall also execute an amendment to this Lease effective as of the New Lease Effective Date reflecting the separation of the Separated

Property(ies) from the balance of the Demised Premises and making such modifications to this Lease as are necessitated thereby.
          (c) In the case of any New Lease that is entered into in accordance with this Section, such New Lease shall be effective on the date which is the earlier of (i) the date the New Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Landlord to Tenant requiring a New Lease as described above, which date shall be no sooner than ten (10) days after the date such notice is issued.
          (d) Landlord and Tenant shall take such actions and execute and deliver such documents, including without limitation the New Lease and an amendment to this Lease, as are reasonably necessary and appropriate to effectuate the provisions and intent of this Section.
          (e) Except as expressly set forth in Section 48 below, each party shall bear its own costs and expenses in connection with any New Lease entered into in accordance with this Section.
          (f) Notwithstanding anything to the contrary contained in this Section 44, Landlord shall not separate and remove any Separated Property(ies) from this Lease or enter into a New Lease for such Separated Property(ies) without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed. Landlord shall notify Tenant in writing of its desire to remove any Separated Property(ies) from this Lease and enter into a New Lease for such Separated Property(ies), and Tenant shall have ten (10) days following its receipt of such notice to approve or reasonably disapprove such removal and New Lease by written notice of such election to Landlord; provided, however, that Tenant acknowledges and agrees that it shall not be reasonable for Tenant to disapprove of the removal of any Separated Property(ies) from this Lease and any New Lease for such Separated Property(ies) to be entered into in connection with any deed of trust or other security instrument hereafter placed on Landlord’s fee interest in the Premises of any Facility by Landlord (or any foreclosure or transfer in lieu of foreclosure pursuant to the terms thereof). If Tenant reasonably disapproves of the removal of any Separated Property(ies) from this Lease and any New Lease for such Separated Property(ies) within the ten (10) day period set forth in the preceding sentence, it shall deliver to Landlord along with the written notice of such election, a reasonably detailed writing setting forth the reasonable grounds for such disapproval. If Tenant fails to deliver written notice to Landlord in the manner and within the ten (10) day time period set forth herein, then Tenant shall be deemed to have approved of the removal of the Separated Property(ies) from this Lease and the New Lease for such Separated Property(ies).
     45. Licenses and Operations Transfer Agreements. Upon the expiration or earlier termination of the Term applicable to any Facility, Tenant shall use reasonable efforts to transfer to Landlord or Landlord’s nominee such Facility in a fully operational condition and shall cooperate with Landlord or Landlord’s designee or nominee in connection with the processing by Landlord or Landlord’s designee or nominee of any applications for all licenses, operating permits and other governmental authorization, all contracts, including contracts with governmental or quasi-governmental entities, business records, data, patient and resident records, and patient and resident trust accounts, which may be necessary or useful for the operation of such Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s designee or nominee. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize the licensure or certification of such Facility, and Tenant shall comply with all reasonable requests for an orderly transfer of the same upon the expiration or early termination of the Term applicable to such Facility. Without limiting the generality of the foregoing, if requested by Landlord or a proposed replacement operator for such Facility, Tenant hereby agrees to enter into a reasonable operations transfer agreement with such replacement operator as is customary in the transfer to a new operator of the operations of a facility similar to such Facility, at no cost or expense to Tenant. Tenant shall not unreasonably withhold, condition or delay its consent to entering into any interim subleases or management agreements as may be necessary to effectuate an early transfer of the operations of such Facility prior to the time that such replacement operator holds all licenses and permits from all applicable governmental authorities with jurisdiction necessary to operate such Facility for its specified use as set forth in Exhibit A. In addition, upon request, Tenant shall promptly deliver copies of all books and records relating to the Demised Premises and all Capital Additions of such Facility and operations thereon to Landlord or Landlord’s designee or nominee; provided however, that Tenant shall not be required to deliver (a) any materials relating to Tenant’s policies or procedures relating to its operations at such Facility, (b) any intellectual property of Tenant or documents or materials relating thereto or (c) any other documents, records or other materials of a proprietary or confidential nature.
     46. Provisions Relating to Master Lease. Landlord and Tenant hereby acknowledge and agree that, except as otherwise expressly provided herein to the contrary, this Lease is and the parties intend the same for all purposes to be treated as a single, integrated and indivisible agreement. Tenant acknowledges that in order to induce Landlord to lease the Demised Premises of each Facility to Tenant and as a condition thereto, Landlord insisted that the parties execute this Lease covering all of the Facilities in a single, integrated and indivisible agreement.
     47. Original Leases; Amendment and Restatement.
          (a) Pursuant to those certain written lease agreements set forth on Schedule 47 attached hereto and incorporated herein by this reference (each, an “Original Lease” and collectively, the “Original Leases”), the applicable Persons comprising Tenant have leased from Landlord’s predecessors-in-interest (each, a “Prior Landlord” and collectively, the “Prior Landlords”), the respective Facilities comprising the Demised Premises. Pursuant to the Independence/Windsor Purchase Agreement and the Portfolio Purchase Agreement, as applicable, on the Effective Date of this Lease with respect to each Facility, the Prior Landlords shall assign all of their right, title and interest in and to the applicable Original Lease relating to such Facility to Landlord.
          (b) In connection with the assumption by Landlord of all of the right, title and interest of the Prior Landlords under the Original Leases as set forth in subsection (a) above, Tenant hereby acknowledges and agrees that, as of the Effective Date of this Lease with respect to each Facility, Landlord shall not assume any of the obligations of the Prior Landlords under the applicable Original Lease relating to such Facility, and Tenant hereby releases Landlord from all liabilities and obligations of the Prior Landlords pursuant to the Original Leases.

          (c) As of the Effective Date of this Lease with respect to each Facility, this Lease amends, consolidates and restates in their entirety the applicable Original Lease relating to such Facility, and, to the extent applicable, shall constitute an assignment by each tenant under each such Original Lease to all parties constituting “Tenant” hereunder, jointly and severally. Landlord and Tenant acknowledge and agree that from and after the Effective Date of this Lease with respect to each Facility, Tenant shall occupy the Demised Premises of such Facility pursuant to the applicable Original Lease, as amended, consolidated and restated by this Lease. Notwithstanding the foregoing amendment, consolidation and restatement of the Original Leases, the following obligations of Tenant under the Original Leases, prior to amendment hereby, shall be preserved and continue subsequent to such termination:
               (1) The applicable “Tenant” under each Original Lease shall remain responsible for and shall indemnify and hold Landlord harmless from and against any and all claims, liabilities, damages, actions and causes of action, costs and expenses, including attorneys’ fees, for which such Person is responsible pursuant to such Original Lease and which accrue or have accrued on or before the Effective Date of this Lease with respect to the Facility subject to such Original Lease.
               (2) The applicable “Tenant” under each Original Lease shall remain responsible for all obligations of the tenant under each applicable Original Lease which have accrued on or before the Effective Date of this Lease with respect to the Facility subject to such Original Lease until full and complete payment and/or performance of the same.
     48. Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require (a) Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as additional rent, all of Landlord’s reasonable attorneys’ fees incurred in connection with the renewal of this Lease for any Renewal Term, the review, negotiation or documentation of any subletting, assignment, management arrangement or Capital Additions or any consent requested in connection therewith, the collection of past due rent, and the enforcement of Landlord’s rights under this Lease as a result of an event of default by Tenant hereunder, and (b) Landlord to reimburse, pay or indemnify against Tenant’s attorneys’ fees, Landlord shall promptly reimburse to Tenant all of Tenant’s reasonable attorneys’ fees incurred in connection with the review, negotiation and documentation of (i) any non-disturbance agreement referenced in Section 22(b) above, (ii) any New Lease pursuant to Section 44 above, or (iii) any Lease amendment referenced in Sections 62 or 63 below.
     49. Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.
     50. Brokers. Landlord and Tenant represent and warrant to each other that all negotiations relating to this Lease and the transactions contemplated hereby have been conducted without the intervention of any real estate brokers or agents, or any other Persons acting for such parties, so as to give rise to any valid claim against any of the parties hereto for any brokerage commission or similar payment. Landlord and Tenant, respectively, agree to indemnify and hold harmless the other parties hereto with respect to any breach of the foregoing representation and warranty.
     51. No Warranties. Tenant acknowledges that, except as expressly set forth herein, Landlord has not made, and Tenant has not relied upon, any representations or warranties regarding the Demised Premises of any Facility or the Personal Property thereof, if any, including, without limitation, the physical condition of the improvements located on the Demised Premises of any Facility or the Personal Property thereof or the land use restrictions applicable to the Demised Premises of any Facility, and that Tenant agrees to accept the Demised Premises of each Facility in an “AS IS” condition. As to the Personal Property of each Facility, if any, TENANT EXPRESSLY WAIVES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, except as expressly set forth herein.
     52. Entire Agreement; Merger. This Lease sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, written or oral, except as expressly set forth herein. This Lease shall be construed, performed and enforced under Virginia law.
     53. Short Form Lease. Neither Landlord nor Tenant shall record this Lease. Each party shall, concurrently herewith, execute a memorandum of lease in the form attached hereto as Exhibit F, which either party may, at its option, record at its sole cost and expense.
     54. Improvements Become Landlord’s Property. Tenant agrees that all additions and improvements and attached equipment installed in or on the Premises relating to any Facility by Tenant, shall immediately become the property of Landlord and shall not be removed by Tenant at the termination of this Lease with respect to such Facility, unless requested so to do by Landlord, in which event Tenant agrees to do so and to repair promptly any damage caused by such removal.
     55. Mechanic’s Liens. Tenant will not permit any mechanic’s or other liens incurred by it to be established or remain against the Premises for labor or materials furnished. Tenant shall have the ability to bond off mechanic’s liens in the event of any disputes with contractors or subcontractors, which bonds shall be acceptable to Landlord in its reasonable discretion.
     56. Headings. The headings of each section of this Lease are intended only for convenience of reference, and are not to be considered in construing this instrument.
     57. Parties. The covenants, conditions, obligations and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective successors and assigns.
     58. Entire Agreement. No oral statement or prior written matter shall have any force or effect. Tenant agrees that it is not relying on any representations or agreements other than those contained in this Lease. This Lease shall not be modified or canceled except by writing subscribed to by all parties.

     59. Time of Essence. Time is of the essence in this Lease and each provision hereof in which time of performance is established.
     60. Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE COMMONWEALTH OF VIRGINIA. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 61, ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
     61. Submission to Arbitration.
          (a) Except as provided in subsection (b) below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort or statute, shall be determined by final and binding, confidential arbitration administered by the American Arbitration Association (“AAA”) in accordance with its then-existing Commercial Arbitration Rules, and the sole arbitrator shall be selected in accordance with such AAA rules. Any arbitration hereunder shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 (or any successor legislation thereto), and judgment upon the award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Neither Landlord, Tenant nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of all parties; provided, however, that either party may disclose the existence, content or results of any such arbitration to its partners, officers, directors, employees, agents, attorneys and accountants and to any other Person to whom disclosure is required by applicable legal requirements, including pursuant to an order of a court of competent jurisdiction. Unless otherwise agreed by the parties, any arbitration hereunder shall be held at a neutral location selected by the arbitrator in a major metropolitan area in the Commonwealth of Virginia. The cost of the arbitrator and the expenses relating to the arbitration (exclusive of legal fees) shall be borne equally by Landlord and Tenant unless otherwise specified in the award of the arbitrator. Such fees and costs paid or payable to the arbitrator shall be included in “costs and reasonable attorneys’ fees” for purposes of Section 48 and the arbitrator shall specifically have the power to award to the prevailing party pursuant to such Section 48 such party’s costs and expenses incurred in such arbitration, including fees and costs paid to the arbitrator.
     (b) The provisions of this Section 61 shall not apply to:
          (i) Any unlawful detainer or other similar summary or expedited proceeding for ejectment or recovery of possession of the Demised Premises of any Facility instituted by Landlord in accordance with applicable legal requirements as the result of an event of default or alleged event of default by Tenant pursuant to this Lease. In addition, if permitted by applicable legal requirements, Landlord shall be entitled in connection with any such proceeding to seek any damages to which it is entitled at law, including those set forth in Section 20.
          (ii) Any specific controversy, dispute, question or issue as to which this Lease specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Landlord and Tenant agree in writing to waive such procedure and proceed instead pursuant to this Section 61.
          (iii) Any request or application for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) with respect to any right or obligation of either party to this Lease, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant such relief. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section 61 after an appropriate transfer or reference to the arbitrator selected pursuant to this Section 61 upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (iii) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section 61.
     62. Fishersville Facility. Tenant acknowledges that, as of the Effective Date of this Lease with respect to the Fishersville Facility, Crossroads Baptist Church (the “Church”), occupies a portion of the Premises of the Fishersville Facility (the “Church Occupied Property”). Landlord plans to enter into a written license agreement (the “License”), with the Church pursuant to which Landlord will grant to the Church a nonexclusive license to enter upon the Church Occupied Property and the Church will agree to complete a lot line adjustment (the “Lot Line Adjustment”) in order to sever the Church Occupied Property from the Premises of the Fishersville Facility, and annex it to certain property (the “Adjacent Church Property”) owned by the Church located adjacent to such Premises of the Fishersville Facility. The form and substance of the License shall be satisfactory to Landlord, Tenant and the Church, it being acknowledged that Landlord will use reasonable efforts to obtain an agreement from the Church to (a) annex to the Adjacent Church Property as part of the Lot Line Adjustment that certain sloped portion of the Premises of the Fishersville Facility immediately adjacent to the Church Occupied Property, (b) at all times maintain such sloped portion of the Premises of the Fishersville Facility in good condition and improve the same with landscaping reasonably satisfactory to Tenant and (c) allow the owner of the Premises of the Fishersville Facility, or any lessee thereof, to perform the obligations set forth in subsection (b) above in the event that the

Church fails to perform such obligations. Tenant hereby consents to the Lot Line Adjustment (subject to its approval of the terms and conditions of the License), and shall execute an amendment to this Lease amending the legal description of the Premises of the Fishersville Facility to exclude the Church Occupied Property promptly following the completion of the Lot Line Adjustment.
     63. Woodstock Facility. Tenant acknowledges that as of the Effective Date of this Lease with respect to the Woodstock Facility, certain property adjacent to the Premises of the Woodstock Facility (the “Adjacent Woodstock Property”), is being subdivided in connection with the sale of such Adjacent Woodstock Property from Landlord to Shenandoah Memorial Hospital, Inc. (the “Adjacent Property Sale”). Tenant covenants to cooperate with Landlord in Landlord’s efforts to consummate the Adjacent Property Sale, and shall execute an amendment to this Lease amending the legal description of the Premises of the Woodstock Facility promptly following the consummation of the Adjacent Property Sale.
     64. Roanoke Facility. Tenant acknowledges that, following the Effective Date, Landlord, Pheasant Ridge Health Investors, LLC and certain of its affiliates will execute and record a written agreement establishing certain access easements and covenants regarding the maintenance of a roadway located on the Premises of the Roanoke Facility and a walking trail located on the Premises of the Roanoke Facility and certain adjacent property, and providing for the payment of all costs and expenses incurred in connection therewith (the “Roanoke Declaration”). The Roanoke Declaration shall be subject to Tenant’s prior approval, which approval shall not be unreasonably withheld so long as the Roanoke Declaration does not materially increase the obligations of the owner and/or occupant of the Premises of the Roanoke Facility with respect to the maintenance and expense obligations contained therein from the maintenance and expense obligations of such owner and/or occupant immediately prior to the Effective Date. Tenant agrees to cooperate in good faith with Landlord, Pheasant Ridge Health Investors, LLC and its affiliates in connection with the execution and recordation of the Roanoke Declaration. Upon the approval of the Roanoke Declaration by Tenant and the execution and recordation of the same, Tenant shall pay and perform all of Landlord’s obligations under the Roanoke Declaration.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Lease to be executed under seal in its name and on its behalf, each by its duly authorized officer, all as of this day and year first above written.

LANDLORD:

HCP VIRGINIA, INC., a Delaware corporation

By:	/s/ Stephen R. Maulbetsch

Name:	Stephen R. Maulbetsch
Title:	Senior Vice President

TENANT:

GENERATION LEASING COMPANY II, LLC,
a Virginia limited liability company

By:	Tandem Health Care of Virginia, LLC,
Member

	By:	Tandem Health Care, Inc., its Member

By: /s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

SP FISHERSVILLE, LLC, a Virginia limited
liability company

By:	Tandem Health Care of Virginia, LLC,
Member

	By:	Tandem Health Care, Inc., its Member

By: /s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

SP GRAYSON, LLC, a Virginia limited liability
company

By:	Tandem Health Care of Virginia, LLC,
Member

	By:	Tandem Health Care, Inc., its Member

By: /s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

SP KINGS DAUGHTERS, LLC, a Virginia limited
liability company

By:	Tandem Health Care of Virginia, LLC,
Member

	By:	Tandem Health Care, Inc., its Member

		By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

SP NEWPORT NEWS, LLC, a Virginia limited
liability company

By:	Tandem Health Care of Virginia, LLC,
Member

	By:	Tandem Health Care, Inc., its Member

		By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

SP WILLIAMSBURG, LLC, a Virginia limited
liability company

By:	Tandem Health Care of Virginia, LLC, Member

By:	Tandem Health Care, Inc., its Member

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

SP WINDSOR, LLC, a Virginia limited liability
company,

By:	Tandem Health Care of Virginia, LLC,
Member

	By:	Tandem Health Care, Inc., its Member

		By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

TANDEM HEALTH CARE OF FLOYD, LLC,
a Delaware limited liability company

By:	Tandem Health Care, Inc., Member

By: /s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

TANDEM HEALTH CARE OF WOODSTOCK,
LLC, a Delaware limited liability company

By:	Tandem Health Care, Inc., Member

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman & CEO

EXHIBIT D
DEFINED TERMS
“Accommodator” shall have the meaning set forth in Section 39.
“Additional Purchase Facility” shall have the meaning set forth in Section 39.
“Affiliate” means any Person which, directly or indirectly (including through one or more intermediaries), controls or is controlled by or is under common control with any other Person, including any Subsidiary of a Person. For purposes of this Lease, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests or otherwise. Without limiting the generality of the foregoing, when used with respect to any corporation, the term “Affiliate” shall also include (i) any Person which owns, directly or indirectly (including through one or more intermediaries), Fifty Percent (50%) or more of any class of voting security or equity interests of such corporation, (ii) any Subsidiary of such corporation and (iii) any Subsidiary of a Person described in clause (i).
“Allocated Initial Investment” shall mean, with respect to each Facility, at any given time, the “Allocated Initial Investment” allocated to such Facility as set forth on Exhibit A.
“Allocated Minimum Rent” shall mean, with respect to each Facility, at any given time, the amount of Minimum Rent allocated to such Facility as set forth in Exhibit A, as the same shall be increased as set forth in Exhibit E.
“Appraiser” shall have the meaning set forth in Exhibit E attached hereto.
“Capital Additions” shall have the meaning set forth in Section 9.
“CERCLA” shall have the meaning set forth in Section 14.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Consolidated Financials” shall mean, for any fiscal year or other accounting period for any Person and its consolidated Subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as of the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP.
“Consolidated Net Worth” shall mean, at any time, the sum of the following for any Person and its consolidated Subsidiaries, on a consolidated basis determined in accordance with GAAP:

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     (a) the amount of capital or stated capital (after deducting the cost of any shares, if applicable, held in its treasury), plus
     (b) the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), minus
     (c) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (a) unamortized debt discount and expense; and (b) any write-up in book value of assets resulting from a revaluation thereof subsequent to the most recent Consolidated Financials prior to the date hereof, excluding, however, any (i) net write-up in value of foreign currency in accordance with GAAP, (ii) write-up resulting from a reversal of a reserve for bad debts or depreciation, and (iii) write-up resulting from a change in methods of accounting for inventory.
“Controlling Person” shall mean any (i) Person(s) which, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and (ii) Person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).
“Demised Premises” or “Premises” shall have the meaning set forth in Section 2.
“Effective Date” shall mean, with respect to each Facility, the date set forth in or determined under the heading “Effective Date” on Exhibit A with respect to such Facility.
“Facility” and “Facilities” shall have the meaning set forth in Section 2.
“Fair Market Rental” shall mean, with respect to each Facility, the annual fair market rental value of the Premises of such Facility, or applicable portion(s) thereof (including any appropriate periodic escalations therein), determined in accordance with the appraisal procedures set forth in Exhibit E and this definition assuming the same is exposed on the open market at the time of the appraisal, but specifically excluding brokerage commissions and other Landlord payments that do not directly inure to the benefit of lessees.
“GAAP” shall mean generally accepted accounting principles.
“Guarantor” shall have the meaning set forth in Section 8.
“Hazardous Substance” shall have the meaning set forth in Section 14.
“Independence/Windsor Purchase Agreement” shall mean that certain Purchase and Sale Agreement and Escrow Instructions dated as of March 22, 2004, as amended, by and among Grayson Health Investors, LLC, Windsor Health Investors, LLC and Smith/Packett Med-Com, LLC, collectively, as “Seller,” and Landlord or Landlord’s Affiliate, as “Buyer,” relating to the Premises of the Independence Facility and the Windsor Facility.

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“Initial Option” shall have the meaning set forth in Section 39.
“Initial Option Notice” shall have the meaning set forth in Section 39.
“Initial Term” shall have the meaning set forth in Section 5.
“Lease Year” shall mean with respect to such Facility each period of twelve (12) full calendar months from and after the Effective Date of this Lease with respect to such Facility, unless the applicable Effective Date of this Lease, with respect to such Facility, is a day other than the first (1st) day of a calendar month, in which case the first Lease Year for such Facility shall be the period commencing on the applicable Effective Date of this Lease with respect to such Facility and ending on the last day of the eleventh (11th) month following the month in which the applicable Effective Date of this Lease with respect to such Facility occurs and each subsequent Lease Year shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year; provided, however, that the last Lease Year during the term of this Lease may be a period of less than twelve (12) full calendar months and shall end on the last day of the term of this Lease. Notwithstanding anything to the contrary contained herein, if the Effective Dates with respect to each Facility are not coterminous, the first (1st) Lease Year for each Facility shall expire upon the expiration of the first (1st) Lease Year for the Facility with the earliest Effective Date.
“License Holder” shall mean, with respect to any Facility, the Tenant that holds all permits, licenses, approvals, entitlements and other authorizations issued by governmental authorities necessary to operate such Facility for its specified use as set forth in Exhibit A.
“Minimum Rent” shall mean the sum of the Allocated Minimum Rent for all of the Facilities.
“New Lease” shall have the meaning set forth in Section 44.
“New Lease Effective Date” shall have the meaning set forth in Section 44.
“Occupancy Arrangement” shall mean any sublease, license or other arrangement with a Person for the right to use, occupy or possess any portion of the Demised Premises and/or any Capital Additions.
“Occupant” shall mean any Person having rights of use, occupancy or possession under an Occupancy Arrangement.
“Option” shall mean the Initial Option or the Subsequent Option, as applicable.
“Option Facility(ies)” shall mean any Facility identified by Tenant in the Initial Option Notice together with the Additional Purchase Facility, if any, with respect to the Initial Option, and all Facilities then leased by Landlord to Tenant pursuant to this Lease with respect to the Subsequent Option.

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“Option Outside Date” means, with respect to the Initial Option and the Additional Purchase Facility, the expiration of the Initial Term, and with respect to the Subsequent Option, the expiration of the first Renewal Term.
“Original Lease” or “Original Leases” shall have the meaning set forth in Section 47.
“Permitted Exceptions” shall have the meaning set forth in Section 3.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.
“Personal Property” shall have the meaning set forth in Section 2.
“Portfolio Purchase Agreement” shall mean that certain Purchase and Sale Agreement and Escrow Instructions dated as of March 22, 2004, as amended, by and among Fishersville Health Investors, LLC, Floyd Health Investors, LLC, Kings Daughters Health Investors, LLC, Newport News Health Investors, LLC, Pheasant Ridge Health Investors, LLC, Williamsburg Health Investors, LLC, Woodstock Health Investors, LLC and Smith/Packett Med-Com, LLC, collectively, as “Seller,” and Landlord or Landlord’s Affiliate, as “Buyer,” relating to the Premises of the Floyd Facility, Fishersville Facility, Newport News Facility, Roanoke Facility, Staunton Facility, Williamsburg Facility and Woodstock Facility.
“Prime Rate” shall mean, on any date, a rate equal to the annual rate on such date announced by the Bank of New York to be its prime, base or reference rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing but in no event greater than the maximum rate then permitted under applicable law. If the Bank of New York discontinues its use of such prime, base or reference rate or ceases to exist, Landlord shall designate the prime, base or reference rate of another state or federally chartered bank based in New York to be used for the purpose of calculating the Prime Rate hereunder.
“Prior Landlords” shall have the meaning set forth in Section 47.
“Purchase Price” shall mean, with respect to each Option Facility, the Allocated Initial Investment of such Facility, as increased by One and One-Half Percent (1.5%) each Lease Year from the applicable Effective Date through and including, (i) with respect to the Initial Option, the expiration of the Initial Term, and (ii) with respect to the Subsequent Option, the expiration of the first Renewal Term.
“Removable Personal Property” shall mean any item of furniture, equipment and other tangible personal property owned by Tenant which (i) does not constitute a replacement, modification, alteration or substitution of or to any of the Personal Property (whether or not an upgrade thereof) or (ii) is not required in order to operate any Facility in compliance with all licensure and certification requirements and all other legal requirements and insurance requirements for the specified use of such Facility as set forth in Exhibit A, or either; provided, however, that “Removable Personal Property” shall specifically not include (a) any motorized vehicle used by

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Tenant to transport residents/patients, (b) any materials relating to Tenant’s policies or procedures relating to its operations at such Facility, (c) any intellectual property of Tenant or documents or materials relating thereto or any other documents, records or (d) other materials of a proprietary or confidential nature.
“Renewal Term” shall mean three (3) five (5) year renewal terms, each commencing upon the expiration of the Initial Term or the immediately prior Renewal Term, as applicable.
“Right of First Offer” shall have the meaning set forth in Section 39.
“Separated Property” or “Separated Properties” shall have the meaning set forth in Section 44.
“Subsequent Option” shall have the meaning set forth in Section 39.
“Subsequent Option Notice” shall have the meaning set forth in Section 39.
“Subsidiaries” means corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a Person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.
“1031 Exchange” shall have the meaning set forth in Section 39.
“Target Property” shall have the meaning set forth in Section 39.
“Taxes” shall have the meaning set forth in Section 11.
“Tenant” shall have the meaning set forth in the Preamble; provided, however, that it is agreed and understood by all parties hereto that, with respect to each Facility, only the License Holder with respect to such Facility shall be entitled to operate or maintain such Facility, and in no event shall any Tenant other than the applicable License Holder with respect to such Facility be entitled to operate or maintain such Facility or take other actions with respect to such Facility to the extent that such operations or the taking of such actions would violate the licensure requirements or other laws or regulations of any governmental authority with respect to such Facility. Notwithstanding the foregoing, nothing herein shall affect the joint and several liability of the Persons comprising the Tenant.
“Term” shall mean the Initial Term and any Renewal Terms unless earlier terminated pursuant to the provisions hereof.
“Terms of the Offer” shall have the meaning set forth in Section 39.

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EXHIBIT E
ALLOCATED MINIMUM RENT SCHEDULE
1. Monthly Allocated Minimum Rent for each Facility for the Initial Term and the first Renewal Term and second Renewal Term, if any, shall be as follows:
     (a) For the first (1st) Lease Year, monthly Allocated Minimum Rent for each Facility shall be the amount set forth as “Initial Monthly Allocated Minimum Rent” for such Facility in Exhibit A, which shall be paid in accordance with the terms of Section 6 of the Lease.
     (b) Commencing upon the expiration of the first (1st) Lease Year of the Initial Term, and upon the expiration of each Lease Year thereafter during the Initial Term and the first and second Renewal Terms, if any, the then current monthly Allocated Minimum Rent for each Facility for such Lease Year shall be increased by a percentage equal to Two Percent (2%) of the monthly Allocated Minimum Rent for such Facility in effect for the immediately preceding Lease Year.
     2. Monthly Allocated Minimum Rent for the third Renewal Term, if any, for each Facility then leased by Landlord to Tenant pursuant to this Lease, shall be equal to one-twelfth (1/12) of Fair Market Rental for such Facility.
     (a) Fair Market Rental shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are Members of the Appraisal Institute (or any successor organization thereto), as may be reasonably selected by Landlord (the “Appraiser”). Landlord shall cause such Appraiser to determine the Fair Market Rental of each Facility as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser’s decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. A written report of such Appraiser shall be delivered and addressed to each of Landlord and Tenant. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay one-half of the fees and expenses of the Appraiser and one-half of all other costs and expenses incurred in connection with such appraisal.
3. If any adjustment provided for in this exhibit shall not have been made at the commencement of the Lease Year for which applicable, Tenant shall continue to pay monthly Allocated Minimum Rent for the applicable Facility at the last rate applicable until Tenant receives Landlord’s written notice as to such adjustment. Within ten (10) days after Tenant’s receipt of Landlord’s notice, Tenant shall pay to Landlord an amount equal to the new monthly Allocated Minimum Rent for the applicable Facility times the number of months from the commencement of the then current Lease Year to the date of receipt of Landlord’s notice, less the aggregate amount paid by Tenant on account of monthly Allocated Minimum Rent for such Facility during the same period. Thereafter, Tenant shall pay monthly Allocated Minimum Rent

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for the applicable Facility for the applicable Lease Year at the new rate set forth in Landlord’s notice.

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